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                                                                   EXHIBIT 10.56

                           FIRST AMENDMENT TO SUBLEASE

      THIS FIRST AMENDMENT TO SUBLEASE (this "First Amendment") is dated the 26th day of July, 2002, and entered into by and between ARIAD Corporation ("Sublandlord") and Aventis Pharmaceuticals Inc. (formerly known as Hoechst Marion Roussel Inc.) ("Subtenant").

                              W I T N E S S E T H:

      WHEREAS, by Lease dated January 8, 1992 ("Original Lease"), ARIAD Pharmaceuticals, Inc. leased from Forest City Cambridge, Inc. ("Prime Landlord") certain space in the building known as The Jackson Building, having a street address of 26 Landsdowne Street, Cambridge, Massachusetts ("Building").

      WHEREAS, ARIAD Pharmaceuticals, Inc. assigned its interest in the Original Lease to Sublandlord, which assignment was executed on October 19, 1992, and recorded with the Middlesex County Southern District Registry of Deeds in Book 22527, Page 581, and filed with the Middlesex County Southern Registry District of the Land Court as Document No. 888025 noted on Certificate of Title No. 157415.

      WHEREAS, the Original Lease as amended by the First and the Second Amendments to Lease, each dated May 12, 1994, the Third Amendment to Lease, dated June 1, 1994, a letter agreement, dated December 16, 1996, a letter agreement dated July 31, 1998, the Sixth Amendment to Lease, dated December 31, 1999, a letter agreement dated October 2, 2001, and the Seventh Amendment to Lease, dated March 2001, as the same may from time to time be further amended and supplemented, are hereinafter referred to collectively as the "Prime Lease." All of the space in the Building that is now or hereafter leased by Sublandlord pursuant to the Prime Lease is hereinafter referred to as the "Prime Lease Premises."

      WHEREAS, pursuant to a certain Agreement of Sublease, dated December 31, 1999 (the "Original Sublease"; and, together with this First Amendment, the "Sublease"), Sublandlord leased to Subtenant, and Subtenant leased from Sublandlord, approximately 34,365 rentable square feet of the Prime Lease Premises (the "Subleased Premises"), all as more fully described in the Original Sublease; pursuant to a certain Consent to Sublease, dated as of December 31, 1999 ("Consent to Sublease"), Prime Landlord consented to the Original Sublease.

      WHEREAS, Sublandlord has exercised its option to extend the termination date of the Prime Lease (the "Prime Lease Term") for a period of five (5) years from July 31, 2002 to July 31, 2007, and Subtenant desires to extend the termination date of the Sublease for a period of five (5) years from July 31, 2002 to July 31, 2007.

      WHEREAS, Sublandlord and Subtenant seek to memorialize the terms of the Sublease extension within this First Amendment and, as a condition to this First Amendment, are required to obtain the prior written consent of Prime Landlord.
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      NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant confirm and agree as follows:

      1. FIRST SUBLEASE EXTENSION TERM. Sublandlord and Subtenant hereby extend the Term of the Sublease for a period of five (5) years (the "First Sublease Extension Term") commencing on August 1, 2002 (the "First Sublease Extension Term Commencement Date") and, unless sooner terminated pursuant to the Sublease or the Prime Lease, ending on July 31, 2007 ("First Extension Term Termination Date"); provided, however, that Sublandlord agrees that it will not agree to a termination of the Prime Lease prior to the First Extension Term Termination Date unless (i) the Sublease has been terminated pursuant to its terms, or (ii) in connection with Sublandlord's termination of the Prime Lease, the Prime Landlord accepts the Sublease as a direct lease between Prime Landlord and Subtenant. On the First Extension Term Termination Date, Subtenant shall surrender possession of the Subleased Premises and Subtenant waives the right to any notice of termination or notice to quit. Subject to the limitations expressed in clauses (i) though (vi), inclusive, of the fifth sentence of
Section 3 of the Original Sublease, Subtenant covenants that upon the First Extension Term Termination Date or sooner termination of the Sublease, Subtenant shall, without notice, deliver up and surrender possession of the Subleased Premises in the same condition in which Subtenant has agreed to keep the same during the continuance of the Term of the Sublease and in accordance with the terms thereof, normal wear and tear excepted, first removing therefrom all good and effects of Subtenant and any Required Removable Alterations (as defined in the Prime Lease) installed by or for the benefit of Subtenant during the Term of the Sublease and repairing all damage caused by such removal and restoring the Subleased Premises as provided in Section 4.3 of the Prime Lease, it being understood that, as more fully expressed in clause (v) of the fifth sentence of
Section 3 of the Original Sublease, Subtenant shall not be obligated to remove, repair or restore any Required Removable Alterations existing within the Subleased Premises on the Commencement Date of the Original Sublease.

      2. BASIC RENT/ADDITIONAL RENT. Effective as of the First Sublease Extension Term Commencement Date and continuing through the last day of the First Sublease Extension Term, Basic Rent for the Subleased Premises shall be One Million Five Hundred Forty-Six Thousand Four Hundred Twenty-Five and No/100 Dollars ($1,546,425.00) per year with monthly payments of Basic Rent in the amount of One Hundred Twenty-Eight Thousand Eight Hundred Sixty-Eight and 75/100 Dollars ($128,868.75) per month. In addition, Subtenant hereby agrees to pay, during the First Sublease Extension Term, all "Additional Rent" attributable to the Subleased Premises as expressed in Section 8 of the Original Sublease and as generally set forth on Schedule 8.02 attached to the Sublease, except that during the First Sublease Extension Term, in lieu of the current monthly charge of Three Thousand Two Hundred Fifty-One and 80/100 Dollars ($3,251.80) per month and Thirty-Nine Thousand Twenty-One and 60/100 Dollars ($39,021.60) per year being paid by Subtenant toward the operating expenses for shared mechanicals located in the northeast and southeast areas of the first floor, Subtenant shall pay to Sublandlord, on the same day Subtenant's installments of Basic Rent and Additional Rent are due,

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the sum of Fourteen Thousand Nine Hundred Eighty-Eight and 75/100 Dollars
($14,988.75) per month, and One Hundred Seventy-Nine Thousand Eight Hundred Sixty-Five and No/100 Dollars ($179,865.00) per year.

      3. BROKERS. Each of Sublandlord and Subtenant warrants and represents that such party has not dealt with any broker in connection with the consummation of this First Amendment other than The Staubach Company; and in the event any claim is made against either party by any other broker or agent alleging dealings with the representing party, the party against whom the claim is made shall defend, save harmless and indemnify the other on account of any loss, cost, damage and expense (including, without limitation, reasonable attorneys' fees and disbursement) which may be suffered or incurred by the indemnified party by reason of such claim. Subtenant agrees that it shall be solely responsible for the payment of any brokerage commission or fee which may be due to The Staubach Company in connection with this First Amendment.

      4. DEFINITIONS. All capitalized terms used herein shall have the same meaning as set forth in the Original Sublease unless specifically otherwise provided herein.

      5. EFFECT OF AMENDMENT. Except as set forth herein, the Sublease shall remain unchanged and in full force and effect. All references to the "Sublease" shall be deemed to be references to the Original Sublease as amended by this First Amendment.

      6. EFFECTIVENESS UPON CONSENT OF PRIME LANDLORD AND EXECUTION BY THE PARTIES. This First Amendment shall become effective upon (i) delivery of the written consent of Prime Landlord to this First Amendment in accordance with the terms of the Consent to Sublease; and (ii) execution and delivery of this First Amendment by each of Sublandlord and Subtenant. This First Amendment may be executed in one or more counterparts.

      EXECUTED in one or more counterparts by persons or officers hereunto duly authorized as of the date and year first above written.

                                               SUBLANDLORD:
                                               ARIAD Corporation

Attest:   /s/ Laurie Allen                     By:   /s/ Edward M. Fitzgerald
        --------------------------                  -------------------------
        Name:  Laurie Allen                        Name:  Edward M. Fitzgerald
               -------------------                          -------------------
        Title:  Senior Vice President,             Title:  Senior Vice President
               ------------------------                    ---------------------
        Chief Legal Office, Secretary              and Chief Financial Officer
       -----------------------------               -----------------------

                                               SUBTENANT:
                                               Aventis Pharmaceuticals Inc.

Attest:     /s/ Robert P. Cull                 By:    /s/ Errol de Souza
       ------------------------                      -----------------------


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         Name:   Robert P. Cull                Name:   Erroll de Souza
               ----------------                         ------------------
         Title:   Manager, NA Real Estate      Title:  Sr. VP & DIA Site Head
                 ------------------------              ----------------------


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